Exhibit 99.1 State Street Corporation One Congress Street Boston, MA 02114 NYSE: STT www.statestreet.com January 16, 2026

STATE STREET REPORTS FOURTH QUARTER 2025 EPS OF $2.42; $2.97 EXCLUDING NOTABLE ITEMS
See note (a) below for a description of the presentation in this news release

RON O’HANLEY CHAIRMAN AND CHIEF EXECUTIVE OFFICER
$3.7B	TOTAL REVENUE, up 7% YoY

(487)BPS	TOTAL OPERATING LEVERAGE
"2025 marked another year of strong performance and strategic progress for State Street. We delivered robust financial results, achieving positive operating leverage, expanding pre-tax margin, and generating higher returns. Building on the strong foundation of recent years, we moved forward with a clear focus on growth by delivering innovative products, executing targeted strategic investments, and expanding Wealth Services through our partnership with Apex Fintech Solutions."
O'Hanley continued: "In the fourth quarter, we achieved record fee and total revenue, reflecting consistent year-over-year growth, with continued strong performance across Investment Services, Investment Management, and our Markets franchise."
O'Hanley concluded: "I am extremely proud of our teams who continued to deliver for our clients and shareholders in 2025. As we enter 2026, we will execute against our strategic priorities, including further embedding technology and artificial intelligence to drive further transformation across the franchise, continued growth of our core business, and expanding client solutions through innovation."

25.0%	PRE-TAX MARGIN

11.3%	ROE

17.5%	ROTCE(a)

Ex-notables(a):

105BPS	TOTAL OPERATING LEVERAGE

30.7%	PRE-TAX MARGIN

13.9%	ROE

21.5%	ROTCE(a)

FINANCIAL HIGHLIGHTS

(Table presents summary results, dollars in millions, except per share amounts, or where otherwise noted)	4Q25		3Q25		4Q24		% QoQ			% YoY
Income statement:
Total fee revenue	$2,862		$2,829		$2,662		1%	%		8%	%
Net interest income	802		715		749		12			7
Other income	3		1		1		nm			nm
Total revenue	3,667		3,545		3,412		3			7
Provision for credit losses	8		9		12		(11)			(33)
Total expenses	2,741		2,434		2,440		13			12
Net income	747		861		783		(13)			(5)

Financial ratios and other metrics:
Diluted earnings per share (EPS)	$2.42		$2.78		$2.46		(13)%	%		(2)%	%
Return on average common equity (ROE)	11.3%	%	13.4%	%	12.7%	%	(2.1)%	%	pts	(1.4)%	%	pts
Return on average tangible common equity (ROTCE)(1)	17.5		20.9		20.3		(3.4)%	%	pts	(2.8)%	%	pts
Pre-tax margin	25.0		31.1		28.1		(6.1)%	%	pts	(3.1)%	%	pts
AUC/A ($ billions)(2)	$53,800		$51,664		$46,557		4%	%		16%	%
AUM ($ billions)(2)	5,665		5,446		4,715		4			20

(1) Ex-notables and some other metrics (e.g., ROTCE, or return on average tangible common equity) are non-GAAP presentations; refer to the Addendum included with this news release for a reconciliation, and further explanations, of non-GAAP measures.
(2) As of quarter-end.
(a) Percentage changes noted reflect year-over-year 4Q comparisons, unless otherwise noted. See the "4Q25 Highlights" and "In This News Release" sections for a listing of notable items and further explanations of our disclosures in this News Release. Ex-notables and some other metrics (e.g., ROTCE, or return on average tangible common equity) are non-GAAP presentations; refer to the Addendum included with this news release for a reconciliation, and further explanations, of non-GAAP measures.
Investor Contact: Elizabeth Lynn +1 617-664-3477          Media Contact: Mark LaVoie +1 508-314-2807

4Q25 HIGHLIGHTS
(All comparisons are to 4Q24, unless otherwise noted)
AUC/A and AUM
•Investment Servicing AUC/A as of quarter-end increased 16% to $53.8 trillion, mainly due to higher market levels and flows
•Investment Management AUM as of quarter-end increased 20% to $5.7 trillion, mainly driven by higher market levels and net inflows
New business and strategy execution(a)
•New servicing wins in 4Q25
◦New servicing fee revenue wins: New servicing fee revenue wins of $87 million, primarily driven by back office, including a strong contribution from private markets
◦AUC/A wins: New servicing AUC/A wins of $484 billion, with the majority from Insurance and Asset Managers
•Future installations as of 4Q25
◦Servicing fee revenue: Quarter-end servicing fee revenue of $320 million to be installed in future periods
◦AUC/A: Quarter-end AUC/A of $2.5 trillion to be installed in future periods
•Wealth Services: Strategic investment and partnership with Apex Fintech Solutions
•Digital Assets: Launched State Street’s Digital Asset Platform to support tokenized product development including tokenization of funds, assets, and cash(b)
•Front Office Software and Data: Annual recurring revenue (ARR) increased approximately 11%, driven by continued SaaS client conversions and implementations
•Investment Management:
◦Expanded capabilities with 37 new products launched in 4Q25, and 134 new products launched in 2025
◦Strategic investment and partnership with Coller Capital, enabling private markets secondaries exposure for clients
◦Strategic investment and partnership with Groww AMC, the asset management arm of an India-based digital investment platform(b)
◦Continued momentum and market share gains in U.S. Low Cost ETF suite, and inflows across SPY, Gold, and EMEA
•Markets: FX trading services supported by client franchise growth
Revenue
•Total revenue increased 7%, driven by both higher Fee revenue, Net Interest Income (NII), and the impact of currency translation
•Fee revenue increased 8%, reflecting higher Servicing fees, Management fees, FX trading services revenues, and Securities finance revenues, partially offset by lower Software and processing fees
◦Servicing fees increased 8%
◦Management fees increased 15%
◦FX trading services increased 13%
◦Securities finance increased 8%
◦Software and processing fees decreased 15%
◦Other fee revenue decreased $7 million
•NII increased 7%, primarily driven by an increase of 3 basis points in Net Interest Margin (NIM) and a 4% increase in average interest-earning assets
(a) See the "In This News Release" section for explanations of AUC/A, new servicing fee revenue wins and revenue to be installed, and Front office software and data ARR.
(b) State Street’s Digital Asset Platform was launched on January 15, 2026; strategic partnership with Groww Asset Management Limited, including a minority investment by State Street Investment Management, announced on January 14, 2026.

Expenses(a)
•Total expenses increased 12%, largely due to $206 million in net notable items this quarter. Excluding notable items, total expenses increased 6%, primarily driven by investments in our business and technology capabilities, revenue-related costs, including incentive-based compensation, and the impact of currency translation
◦Compensation and employee benefits increased 10%, and excluding notable items, increased 6%(b)
◦Information systems and communications increased 16%, and excluding notable items, increased 11%(c)
◦Transaction processing services increased 4%
◦Occupancy increased 41%, and excluding notable items, decreased 5%(d)
◦Other expenses increased 12%, and excluding notable items, increased 6%(e)

Notable items

(Dollars in millions, except EPS amounts)	4Q25	3Q25	4Q24

Repositioning charges (net)(f)	$(226)	$—	$2

Other notable items (net)(g)	20	—	19

Deferred compensation expense acceleration(h)	—	—	(79)

Total notable items (pre-tax)	$(206)	$—	$(58)

Income tax impact from notable items	(49)	—	(17)

EPS impact	$(0.55)	$—	$(0.14)

•Repositioning charges (net) of $226 million in 4Q25 represents a $111 million charge reflected in Compensation and employee benefits primarily from workforce rationalization and a $69 million charge reflected in Occupancy costs associated with real estate footprint optimization. Additional Repositioning charges (net) include operating model changes of $24 million and $22 million reflected in Information Systems and Communications and Other expenses, respectively
•Other notable items (net) of $20 million in 4Q25 reflected in Other expenses associated with FDIC special assessment release of $60 million, partially offset by $40 million in Legal and related costs

(a) See the "4Q25 Highlights" section for a listing of notable items. Ex-notables and some other metrics (e.g., ROTCE) are non-GAAP presentations; refer to the Addendum included in this news release for a reconciliation, and further explanations, of non-GAAP measures.
(b) GAAP Compensation and employee benefits expenses of $1,331 million in 4Q25 included a notable item related to a repositioning charge of $111 million primarily from workforce rationalization. GAAP Compensation and employee benefits expenses of $1,212 million in 4Q24 included notable items related to a $79 million acceleration of deferred compensation charges and a $15 million repositioning release. Excluding these notable items, adjusted 4Q25 Compensation and employee benefits of $1,220 million increased 6% compared to adjusted 4Q24 Compensation and employee benefits of $1,148 million.
(c) GAAP Information systems and communications expenses of $557 million in 4Q25 included a notable item related to operating model changes of $24 million. Excluding this notable item, adjusted 4Q25 Information systems and communications expenses of $533 million increased 11% compared to GAAP 4Q24 Information systems and communications expenses of $480 million.
(d) GAAP Occupancy expenses of $173 million in 4Q25 included a notable item related to a charge of $69 million associated with real estate footprint optimization. GAAP Occupancy expenses of $123 million in 4Q24 included a notable item related to a charge of $13 million. Excluding these notable items, adjusted 4Q25 Occupancy expenses of $104 million decreased 5% compared to adjusted 4Q24 Occupancy expenses of $110 million.
(e) GAAP Other expenses of $424 million in 4Q25 included notable items related to an FDIC special assessment release of $60 million, legal and related costs of $40 million, and a charge related to operating model changes of $22 million. GAAP Other expenses of $380 million in 4Q24 included notable items related to an FDIC special assessment release of $31 million and operating model changes of $12 million. Excluding these notable items, adjusted 4Q25 Other expenses of $422 million increased 6% compared to adjusted 4Q24 Other expenses of $399 million.
(f) 4Q24 Repositioning charges (net) of $2 million represents a $15 million release reflected in Compensation and employee benefits, partially offset by a $13 million charge reflected in Occupancy.
(g) 4Q24 Other notable items (net) of $19 million reflected in Other expenses associated with FDIC special assessment release of $31 million, partially offset by a $12 million charge associated with operating model changes.
(h) 4Q24 Deferred compensation expense acceleration of $79 million related to prior period incentive compensation awards to align State Street's deferred pay mix with peers. The acceleration allowed for an increase in the immediate versus the deferred portion of the incentive compensation in future periods.

Capital and liquidity
•Standardized common equity tier 1 (CET1) ratio at quarter-end of 11.7% increased 0.8% points compared to 4Q24 primarily due to capital generated from earnings, partially offset by continued capital return, and increased 0.4% points compared to 3Q25, primarily due to capital generated from earnings and lower risk-weighted assets (RWA), partially offset by continued capital return
•Liquidity coverage ratio (LCR) for State Street Corporation was approximately 106%, and LCR for State Street Bank and Trust was approximately 143%
•In 4Q25, State Street returned a total of $635 million of capital to common shareholders, including $400 million of share repurchases and $235 million (or $0.84 per share) of declared dividends

INVESTMENT SERVICING AUC/A
The following table presents AUC/A information by product and financial instrument.

(As of period end, dollars in billions)	4Q25	3Q25	4Q24	% QoQ		% YoY
Assets Under Custody and/or Administration(1)
By product classification:
Collective funds, including ETFs	$17,997	$17,795	$15,266	1%	%	18%	%
Mutual funds	13,518	13,209	12,301	2		10
Pension products	10,452	10,321	9,386	1		11
Insurance and other products	11,833	10,339	9,604	14		23
Total Assets Under Custody and/or Administration	$53,800	$51,664	$46,557	4%	%	16%	%
By asset class:
Equities	$31,879	$31,124	$27,535	2%	%	16%	%
Fixed-income	13,830	12,874	11,933	7		16
Short-term and other investments(2)	8,091	7,666	7,089	6		14
Total Assets Under Custody and/or Administration	$53,800	$51,664	$46,557	4%	%	16%	%

(1) AUC/A values for certain asset classes are based on a lag, typically one-month.
(2) Short-term and other investments includes derivatives, cash and cash equivalents and other instruments.

INVESTMENT MANAGEMENT AUM
The following tables present 4Q25 activity in AUM by product category.

(Dollars in billions)	Equity	Fixed- Income	Cash	Multi-Asset Class Solutions	Alternative Investments(1)	Total
Beginning balance as of September 30, 2025	$3,465	$720	$540	$477	$244	$5,446
Net asset flows:
Long-term institutional(2)	(10)	8	—	12	—	10
ETF	38	3	—	—	10	51
Cash	—	—	24	—	—	24
Total flows, net	$28	$11	$24	$12	$10	$85
Market appreciation/(depreciation)	102	11	6	12	17	148
Foreign exchange impact	(6)	(8)	—	—	—	(14)
Total market and foreign exchange impact	$96	$3	$6	$12	$17	$134

Ending balance as of December 31, 2025	$3,589	$734	$570	$501	$271	$5,665

(1) Includes real estate investment trusts, currency and commodities, including SPDR® Gold Shares and SPDR® Gold MiniSharesSM Trust, for which we are not the investment manager but act as the marketing agent.
(2) Amounts represent long-term portfolios, excluding ETFs.

(Dollars in billions)	4Q25	3Q25	2Q25	1Q25	4Q24
Beginning balance	$5,446	$5,117	$4,665	$4,715	$4,732
Net asset flows:
Long-term institutional(1)	10	(21)	68	(15)	26
ETF	51	37	15	1	65
Cash	24	10	(1)	1	(27)
Total flows, net	$85	$26	$82	$(13)	$64
Market appreciation/(depreciation)	148	310	318	(65)	1
Foreign exchange impact	(14)	(7)	52	28	(82)
Total market and foreign exchange impact	$134	$303	$370	$(37)	$(81)

Ending balance	$5,665	$5,446	$5,117	$4,665	$4,715

(1) Amounts represent long-term portfolios, excluding ETFs.

REVENUE

(Dollars in millions)	4Q25		3Q25		4Q24		% QoQ			% YoY
Servicing fees	$1,388		$1,357		$1,283		2.3%	%		8.2%	%
Management fees	662		612		576		8.2			14.9
Foreign exchange trading services	405		416		360		(2.6)			12.5
Securities finance	127		138		118		(8.0)			7.6
Front office software and data	163		167		197		(2.4)			(17.3)
Lending related and other fees	58		60		62		(3.3)			(6.5)
Software and processing fees	221		227		259		(2.6)			(14.7)
Other fee revenue	59		79		66		(25.3)			(10.6)
Total fee revenue	$2,862		$2,829		$2,662		1.2%	%		7.5%	%

Net interest income	802		715		749		12.2%	%		7.1%	%
Other income	3		1		1		nm			nm
Total Revenue	$3,667		$3,545		$3,412		3.4%	%		7.5%	%

Net interest margin (FTE)(1)	1.10%	%	0.96%	%	1.07%	%	14		bps	3		bps
(1) Net interest margin (NIM) is presented on a fully taxable-equivalent (FTE) basis. Refer to the Addendum for reconciliations of our FTE-basis presentation.

Servicing fees increased 8% compared to 4Q24, primarily driven by higher average market levels, net new business, and the impact of currency translation, partially offset by normal pricing headwinds. Servicing fees increased 2% compared to 3Q25, mainly due to higher average market levels and net new business.

Management fees increased 15% compared to 4Q24, driven by higher average market levels and net inflows. Management fees increased 8% compared to 3Q25, driven by higher average market levels, net inflows, and performance fees.

Foreign exchange trading services increased 13% compared to 4Q24, supported by client franchise growth, partially offset by declining currency volatility. Foreign exchange trading services decreased 3% compared to 3Q25, primarily driven by declining currency volatility.

Securities finance increased 8% compared to 4Q24, primarily due to higher client lending balances. Securities finance decreased 8% compared to 3Q25, largely driven by lower spreads, partially offset by higher client lending balances.

Software and processing fees decreased 15% compared to 4Q24 and decreased 3% compared to 3Q25.
•Front office software and data decreased 17% compared to 4Q24 and decreased 2% compared to 3Q25, due to lower On-premises and Professional Services revenues, partially offset by higher software-enabled revenues
•Lending related and other fees of $58 million was down slightly compared to 4Q24 and broadly stable compared to 3Q25
Other fee revenue decreased $7 million compared to 4Q24, primarily due to unfavorable FX-related adjustments. Other fee revenue decreased $20 million compared to 3Q25, primarily due to unfavorable fair value adjustments on equity investments and lower market-related adjustments.

Net interest income increased 7%, compared to 4Q24, primarily driven by an increase of 3 basis points in NIM and a 4% increase in average interest-earning assets. Net interest income increased 12% compared to 3Q25, primarily driven by an increase of 14 basis points in NIM, partially offset by a 2% decrease in average interest-earnings assets.

Total revenues were positively impacted by currency translation of $45 million compared to 4Q24 and negatively impacted by currency translation of $7 million compared to 3Q25.

PROVISION FOR CREDIT LOSSES

(Dollars in millions)	4Q25	3Q25	4Q24	% QoQ	% YoY
Allowance for credit losses:
Beginning balance	$201	$192	$171	4.7% %	17.5% %
Provision for credit losses	8	9	12	(11.1)	(33.3)
Charge-offs	(6)	—	—	—	—
Ending Balance	$203	$201	$183	1.0% %	10.9% %
Total provision for credit losses was $8 million in 4Q25, primarily reflecting increases in loan loss reserves associated with commercial real estate loans and the evolving macroeconomic environment.

EXPENSES

(Dollars in millions)	4Q25	3Q25	4Q24	% QoQ			% YoY
Compensation and employee benefits	$1,331	$1,162	$1,212	14.5%	%		9.8%	%
Information systems and communications	557	517	480	7.7			16.0
Transaction processing services	256	276	245	(7.2)			4.5
Occupancy	173	106	123	63.2			40.7
Other	424	373	380	13.7			11.6
Total Expenses	$2,741	$2,434	$2,440	12.6%	%		12.3%	%
Total expenses, excluding notable items(1)	$2,535	$2,434	$2,382	4.1%	%		6.4%	%

Effective tax rate	18.6% %	21.9% %	18.4% %	(3.3)%	%	pts	0.2%	%	pts
(1) See "4Q25 Highlights" in this news release for a listing of notable items. Ex-notables and some other metrics (e.g., ROTCE) are non-GAAP presentations; refer to the Addendum included with this news release for a reconciliation, and further explanations, of non-GAAP measures.

Compensation and employee benefits(a) increased 10% compared to 4Q24, mainly due to the repositioning charge this quarter, performance-based incentive compensation, merit increases, and the impact of currency translation. Excluding notable items, Compensation and employee benefits increased 6% compared to 4Q24, mainly due to performance-based incentive compensation, merit increases, and the impact of currency translation. Compensation and employee benefits increased 15% compared to 3Q25, primarily driven by the repositioning charge this quarter and higher performance-based incentive compensation. Excluding notable items, Compensation and employee benefits increased 5% compared to 3Q25, primarily driven by higher performance-based incentive compensation.

Information systems and communications(b) increased 16% compared to 4Q24 and increased 8% compared to 3Q25, primarily due to a notable item this quarter and infrastructure investments. Excluding notable items, Information systems and communications increased 11% compared to 4Q24 and increased 3% compared to 3Q25 largely related to infrastructure investments.

Transaction processing services increased 4% compared to 4Q24, mainly driven by higher revenue-related sub-custody costs. Transaction processing services decreased 7% compared to 3Q25, primarily driven by insourcing and lower sub-custody costs from vendor credits.

Occupancy(c) increased 41% compared to 4Q24 and increased 63% compared to 3Q25, due to a notable item this quarter. Excluding notable items, Occupancy decreased 5% compared to 4Q24 and decreased 2% compared to 3Q25, primarily driven by footprint optimization.

Other expenses(d) increased 12% compared to 4Q24, primarily due to a prior period net notable item release, higher marketing costs, and other revenue-related expenses, partially offset by lower client-related costs. Excluding notable items, Other expenses increased 6% compared to 4Q24, largely reflecting higher marketing costs and other revenue-related expenses, partially offset by lower client-related costs. Other expenses increased 14% compared to 3Q25, mainly due to higher professional services and marketing costs. Excluding notable items, Other expenses increased 13% compared to 3Q25.

Total expenses were negatively impacted by currency translation of $33 million compared to 4Q24 and positively impacted by currency translation of $6 million compared to 3Q25.

(a) GAAP Compensation and employee benefits expenses of $1,331 million in 4Q25 included a notable item related to a repositioning charge of $111 million primarily from workforce rationalization. GAAP Compensation and employee benefits expenses of $1,212 million in 4Q24 included notable items related to a $79 million acceleration of deferred compensation charges and a $15 million repositioning release. Excluding these notable items, adjusted 4Q25 Compensation and employee benefits of $1,220 million increased 6% compared to adjusted 4Q24 Compensation and employee benefits of $1,148 million and increased 5% compared to GAAP 3Q25 Compensation and employee benefits of $1,162 million.
(b) GAAP Information systems and communications expenses of $557 million in 4Q25 included a notable item related to operating model changes of $24 million. Excluding this notable item, adjusted 4Q25 Information systems and communications expenses of $533 million increased 11% compared to GAAP 4Q24 Information systems and communications expenses of $480 million and increased 3% compared to GAAP 3Q25 Information systems and communications expenses of $517 million.
(c) GAAP Occupancy expenses of $173 million in 4Q25 included a notable item related to a charge of $69 million associated with real estate footprint optimization. GAAP Occupancy expenses of $123 million in 4Q24 included a notable item related to a charge of $13 million. Excluding these notable items, adjusted 4Q25 Occupancy expenses of $104 million decreased 5% compared to adjusted 4Q24 Occupancy expenses of $110 million and decreased 2% compared to 3Q25 Occupancy expenses of $106 million.
(d) GAAP Other expenses of $424 million in 4Q25 included notable items related to an FDIC special assessment release of $60 million, legal and related costs of $40 million, and a charge related to operating model changes of $22 million. GAAP Other expenses of $380 million in 4Q24 included notable items related to an FDIC special assessment release of $31 million and operating model changes of $12 million. Excluding these notable items, adjusted 4Q25 Other expenses of $422 million increased 6% compared to adjusted 4Q24 Other expenses of $399 million and increased 13% compared to 3Q25 GAAP Other expenses of $373 million.

TAXES(a)
The effective tax rate of 18.6% in 4Q25 was roughly flat compared to 18.4% in 4Q24 and decreased from 21.9% in 3Q25 due to higher discrete benefits in 4Q25. Excluding the impact of notable items, the effective tax rate of 19.6% in 4Q25 increased from 18.9% in 4Q24 due to the lower proportionate impact of discrete tax benefits in 4Q25, and decreased from 21.9% in 3Q25.

CAPITAL AND LIQUIDITY
The following table presents preliminary estimates of regulatory capital and liquidity ratios for State Street Corporation.

(As of period end)	4Q25		3Q25		4Q24
Basel III Standardized Approach:
Common equity tier 1 ratio (CET1)	11.7%	%	11.3%	%	10.9%	%
Tier 1 capital ratio	14.4		13.9		13.2
Total capital ratio	16.1		15.5		14.8

Basel III Advanced Approaches:
Common equity tier 1 ratio (CET1)	13.0		13.1		12.0
Tier 1 capital ratio	16.1		16.2		14.5
Total capital ratio	17.7		17.8		16.1

Tier 1 leverage ratio	5.5		5.6		5.2
Supplementary leverage ratio (SLR)	6.5		6.4		6.2

Liquidity coverage ratio (LCR) (1)	106%	%	106%	%	107%	%
LCR - State Street Bank and Trust (1)	143%	%	142%	%	134%	%
(1) See the "In This News Release" section for further details on LCR and differences in the calculation between State Street Corporation and State Street Bank and Trust.
Standardized capital ratios were binding for all periods included above.

CET1 (Standardized) ratio at quarter-end of 11.7% increased 0.8% points compared to 4Q24 primarily due to capital generated from earnings, partially offset by continued capital return, and increased 0.4% points compared to 3Q25, primarily due to capital generated from earnings and lower RWA, partially offset by continued capital return.

Tier 1 leverage ratio at quarter-end of 5.5% increased 0.3% points compared to 4Q24, largely due to capital generated from earnings and higher preferred equity, partially offset by continued capital return and higher average balance sheet levels. Tier 1 leverage decreased 0.1% points compared to 3Q25, mainly driven by continued capital return and slightly higher average balance sheet levels, partially offset by capital generated from earnings.

SLR at quarter end of 6.5% increased 0.3% points compared to 4Q24, primarily due to capital generated from earnings and higher preferred equity, partially offset by continued capital return and higher leverage exposure. SLR increased 0.1% points compared to 3Q25 largely due to capital generated from earnings and lower leverage exposure, partially offset by continued capital return.

LCR for State Street Corporation was approximately 106%, down 1% point compared to 4Q24 and flat from 3Q25. LCR for State Street Bank and Trust was approximately 143%, up 9% points compared to 4Q24 and up 1% point from 3Q25.

(a) See the "4Q25 Highlights" section for a listing of notable items. Ex-notables and some other metrics (e.g., ROTCE) are non-GAAP presentations; refer to the Addendum included in this news release for a reconciliation, and further explanations, of non-GAAP measures.

INVESTOR CONFERENCE CALL AND QUARTERLY WEBSITE DISCLOSURE
State Street will webcast an investor conference call today, Friday, January 16, 2026, at 11:00 a.m. ET, available at http://investors.statestreet.com. The conference call will also be available via telephone, at (805) 309-0220. The Participant Passcode is 5068204#.

Recorded replay of the conference call will be available on the website beginning approximately two hours after the call's completion. The replay will be available for approximately one month following the conference call.

This News Release, presentation materials referred to on the conference call, and additional financial information are available on State Street's website, at http://investors.statestreet.com under “Investor News & Events" and under the title “Events & Presentations".

State Street intends to publish updates to its public disclosure regarding regulatory capital, as required by the Basel III final rule, and the liquidity coverage and net stable funding ratios, on a quarterly basis on its website at http://investors.statestreet.com, under "Filings & Reports". Those updates will be published each quarter, during the period beginning after State Street's public announcement of its quarterly results of operations and ending on or prior to the due date under applicable bank regulatory requirements (i.e., ordinarily, ending no later than 60 days following year-end or 40 to 45 days following each other quarter-end, as applicable). For 4Q25, State Street expects to publish its updates during the period beginning today and ending on or about March 1, 2026 for the liquidity coverage and net stable funding ratios.

State Street Corporation (NYSE: STT) is one of the world's leading providers of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $53.8 trillion in assets under custody and/or administration and $5.7 trillion* in assets under management as of December 31, 2025, State Street operates globally in more than 100 geographic markets and employs approximately 52,000 worldwide. For more information, visit State Street's website at www.statestreet.com.
* Assets under management as of December 31, 2025 includes approximately $173 billion of assets with respect to SPDR® products for which State Street Global Advisors Funds Distributors, LLC (SSGA FD) acts solely as the marketing agent. SSGA FD and State Street Investment Management are affiliated.

IN THIS NEWS RELEASE:
•In addition to presenting State Street's financial results in conformity with U.S. generally accepted accounting principles, or GAAP, management also presents certain financial information on a basis that excludes or adjusts one or more items from GAAP. This latter basis is a non-GAAP presentation. In general, our non-GAAP financial results adjust selected GAAP-basis financial results to exclude the impact of revenue and expenses outside of State Street’s normal course of business or other notable items, such as acquisition and restructuring charges, repositioning charges, gains/losses on sales, as well as, for selected comparisons, seasonal items. For example, we sometimes present expenses on a basis we may refer to as “expenses ex-notable items", which exclude notable items and, to provide additional perspective on both prior year quarter and sequential quarter comparisons, may also exclude seasonal items. Management believes that this presentation of financial information facilitates an investor's further understanding and analysis of State Street's financial performance and trends with respect to State Street’s business operations from period-to-period, including providing additional insight into our underlying margin and profitability. In addition, Management may also provide additional non-GAAP measures. For example, we may sometimes present ratios, such as return on tangible common equity, based on an adjusted common shareholder equity metric, "tangible common equity", which reflects a reduction (net of deferred taxes) for goodwill and other intangible assets, as we believe this presentation provides additional context about our use of equity. As an additional example, we may present revenue and expense measures on a constant currency basis to identify the significance of changes in foreign currency exchange rates (which often are variable) in period-to-period comparisons. This presentation represents the effects of applying prior period weighted average foreign currency exchange rates to current period results. Non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures determined in conformity with GAAP. Refer to the Addendum included with this News Release for reconciliations of our non-GAAP financial information. To access the Addendum go to http://investors.statestreet.com and click on “Filings & Reports – Quarterly Results”.
•Stock purchases under our common stock repurchase programs may be made using various types of transactions, including open-market purchases, accelerated share repurchases or other transactions off the market, and may be made under Rule 10b5-1 trading programs. The timing and amount of any stock purchases and the type of transaction may not be consistent over the duration of the program, may vary from reporting period to reporting period and will depend on several factors, including our capital position and financial performance, investment opportunities, market conditions, regulatory considerations including the nature and timing of implementation of revisions to the Basel III framework, and the amount of common stock issued as part of employee compensation programs. The common share repurchase programs do not have specific price targets and may be suspended at any time. State Street’s common stock and other stock dividends, including the declaration, timing and amount, remain subject to consideration and approval by State Street’s Board of Directors at the relevant times.
•Servicing fee revenue wins/backlog (i.e., "to be installed") represents estimates of future annual revenue associated with new servicing engagements State Street determines to be won during the current reporting period, which may include anticipated servicing-related revenues associated with acquisitions or structured transactions, based upon factors assessed at the time the engagement is determined by State Street to be won, including asset volumes, number of transactions, accounts and holdings, terms and expected strategy. These and other relevant factors influencing projected servicing fees upon asset implementation/onboarding will change from time to time prior to, upon and following asset implementation/onboarding, among other reasons, due to varying market levels and factors and client and investor activity and preferences. Servicing fee/backlog estimates are not updated to reflect those changes, regardless of the magnitude or direction of, or reason for, any change. Servicing fee revenue wins in any period include estimated fees attributable to both (1) services to be provided for new estimated AUC/A reflected in new investment servicing wins for the period (with AUC/A to be onboarded in the future) and (2) additional services to be provided for AUC/A already included in our end-of period AUC/A (i.e., for which other services are currently provided); and the magnitude of one source of servicing fee revenue wins relative to the other (i.e., (1) relative to (2)) will vary from period to period. Therefore, for these and other reasons, comparisons of estimated servicing fee revenue wins to estimated new investment servicing AUC/A wins for any period will not produce reliable fee per AUC/A estimates. No servicing fees are recognized until the point in the future when we begin performing the associated services with respect to the relevant AUC/A. Both AUC/A and servicing fee revenue, when presented on a "backlog" or "to be installed" basis, are presented as of period-end. See also the succeeding two bullets in this “In This News Release” section in reference to considerations applicable to pending servicing engagements, which similarly apply to engagements for which reported servicing fee revenue wins/backlog are attributable.
•New investment servicing mandates, including announced Alpha front-to-back investment servicing clients, may be subject to completion of definitive agreements, consents or assignments, approval of applicable boards and shareholders, customary regulatory approvals or other conditions, the failure to complete any of which will prevent the relevant mandate from being installed and serviced. New investment servicing mandates and servicing assets/fees remaining to be installed in future periods exclude new business which has been contracted, but for which the client has not yet provided permission to publicly disclose or anonymously disclose and is not yet installed. These excluded assets, which from time to time may be significant, will be included in new investment servicing mandates and reflected in servicing assets/fees remaining to be installed in the period in which the client provides its permission. Servicing mandates, servicing assets remaining to be installed in future periods and servicing fee revenues remaining to be installed in future periods are presented on a gross basis based on factors present on or about the time we determine the business to be won by us and are not updated based on subsequent developments, including changes in assets, market valuations, scope and, potentially termination. Such assets therefore also do not include the impact of clients who have notified us during the period of their intent to terminate or reduce their relationship with State Street, which from time to time may be significant.
•New business in assets to be serviced is reflected in our AUC/A after we begin servicing the assets, and new business in assets to be managed is reflected in our AUM after we begin managing the assets. As such, only a portion of any new investment servicing and investment management mandates may be reflected in our AUC/A and AUM as of any particular date specified. AUC/A values for certain asset classes are based on a lag, typically one-month. Generally, our servicing fee revenues are affected by several factors, and we provide varied services from our full suite of offerings to different clients. The basis for fees will also differ across regions and clients and can reflect pricing pressures traditionally experienced in our industry. Consequently, no assumption should be drawn as to future revenue run rate from announced servicing wins or new servicing business yet to be installed, as the amount of revenue associated with AUC/A can vary materially. Management fees also are generally affected by various factors, including investment product type and strategy and relationship pricing for clients, and are more sensitive to market valuations than are servicing fees. Therefore, no assumption should be drawn from management fees associated with changes in AUM levels. Levels of AUC/A, AUC/A to be installed, Servicing fee wins to be installed and AUM are always presented as of the end of the relevant period, unless otherwise specifically noted.
•Front office software and data ARR, an operating metric, is calculated by annualizing current quarter revenue for CRD and CRD for Private Markets and includes the annualized amount of most software-enabled revenue, including revenue generated from SaaS, maintenance and support revenue, FIX, and value-added services, which are all expected to be recognized ratably over the term of client contracts. ARR does not include software-enabled brokerage revenue, revenue from affiliates and licensing fees (excluding the portion allocated to maintenance and support) from On-premises software. Front office software and data ARR was $375 million, $402 million, and $418 million in 4Q24, 3Q25, and 4Q25, respectively.
•Revenue and pre-tax income reflects the application of ASC 606. Revenue recognition under ASC 606 results in the acceleration of a significant portion of revenues for On-premises software agreements when a client goes live or renews their contract with us. The amount of revenue recognized in any given quarter will be driven in large part by client activity, including agreements that renew or are installed in that quarter.
•Unless otherwise noted, all capital ratios referenced on this News Release and elsewhere in this presentation refer to State Street Corporation, or State Street, and not State Street Bank and Trust Company. The lower of capital ratios calculated under the Basel III advanced approaches and under the Basel III standardized approach are applied in the assessment of our capital adequacy for regulatory purposes. Standardized ratios were binding for 4Q25. Refer to the Addendum included with this News Release for additional information. All capital ratios are estimated. Liquidity Coverage Ratio (LCR) is a preliminary estimate based on a quarterly daily average.
•State Street Bank and Trust's (SSBT) LCR is significantly higher than State Street Corporation's (SSC) LCR, primarily due to application of the transferability restriction in the U.S. LCR Final Rule to the calculation of SSC’s LCR. This restriction limits the amount of HQLA held at SSC’s principal banking subsidiary, SSBT, and available for the calculation of SSC’s LCR to the amount of net cash outflows of SSBT. This transferability restriction does not apply in the calculation of SSBT’s LCR, and therefore SSBT’s LCR reflects the full benefit of all of its HQLA holdings.
•All earnings per share amounts represent fully diluted earnings per common share.
•Return on average common equity is determined by dividing annualized net income available to common shareholders by average common shareholders' equity for the period.
•Year-over-year (YoY) is the current period compared to the same period a year ago. Quarter-over-quarter (QoQ) is a sequential quarter comparison.
•Operating leverage is the rate of growth of total revenue less the rate of growth of total expenses, relative to the corresponding prior year period, as applicable.
•Fee operating leverage is the rate of growth of total fee revenue less the rate of growth of total expenses, relative to the corresponding prior year period, as applicable.
•"AUC/A" denotes Assets Under Custody and/or Administration; "AUC" denotes Assets Under Custody; "AUM" denotes Assets Under Management; "SPDR" denotes Standard and Poor's Depository Receipt; "ETF" denotes Exchange-traded fund; "nm" denotes not meaningful; "EOP" denotes end of period.
•"CRD" denotes Charles River Development; "SaaS" denotes Software as a service; "FIX" denotes The Charles River Network's FIX Network Service (CRN); "On-premises" denotes On-premises revenue as recognized in the CRD business.
•"RWA" denotes risk-weighted assets; "AOCI" denotes Accumulated other comprehensive income.
•"FTE" denotes fully taxable-equivalent basis; NIM is presented on an FTE-basis, and is calculated by dividing FTE NII by average total interest-earning assets. Refer to the Addendum for reconciliations of our FTE-basis presentation.

FORWARD LOOKING STATEMENTS
This News Release contains forward-looking statements within the meaning of United States securities laws, including statements about our goals and expectations regarding our strategy, growth and sales prospects, capital management, business, financial and capital condition, results of operations, the financial and market outlook and the business environment. Forward-looking statements are often, but not always, identified by such forward-looking terminology as “outlook,” “priority,” “will,” “expect,” “intend,” “aim,” “outcome,” “future,” “strategy,” “pipeline,” “trajectory,” “target,” “guidance,” “objective,” “plan,” “forecast,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “trend,” and “goal,” or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements.
Important factors that may affect future results and outcomes include, but are not limited to:
•We are subject to intense competition, which could negatively affect our profitability;
•We are subject to significant pricing pressure and variability in our financial results and our AUC/A and AUM;
•We could be adversely affected by political, geopolitical, economic and market conditions including, for example, as a result of liquidity or capital deficiencies (actual or perceived) by other financial institutions and related market and government actions, changes in U.S. trade or other policies or those policies of other nations, the ongoing conflicts in Ukraine and in the Middle East, major political shifts domestically or internationally, (including the potential for retaliatory actions by governments, market participants or clients based on diverging perspectives or otherwise), actions taken by central banks in an attempt to address prevailing economic conditions, changes in monetary policy or periods of significant volatility in the markets for equity, fixed income and other asset classes globally or within specific markets;
•Our development and completion of new products and services, including State Street Alpha® and those related to wealth servicing, alternative investment management or digital assets or incorporating artificial intelligence, may impose costs on us, involve dependencies on third parties and may expose us to increased risks;
•Our business may be negatively affected by risks associated with strategic initiatives we are undertaking to enhance the effectiveness, including the adoption or integration of new technologies such as artificial intelligence, and efficiency of our operations and of our cybersecurity and technology infrastructure or by our failure to meet the related, resiliency or other expectations of our clients and regulators, or as a result of a cyber-attack or similar vulnerability in our or business partners' infrastructure;
•Our risk management framework, models and processes may not be effective in identifying or mitigating risk and reducing the potential for related losses, and a failure or circumvention of our controls and procedures, or errors or delays in our operational and transaction processing, or those of third parties, could have an adverse effect on our business, financial condition, operating results and reputation;
•Acquisitions, strategic alliances, joint ventures and divestitures, and the integration, retention and development of the benefits of these transactions, pose risks for our business;
•Competition for qualified members of our workforce is intense, and we may not be able to attract and retain the highly skilled people we need to support our business;
•Our investment securities portfolio, consolidated financial condition and consolidated results of operations could be adversely affected by changes in the financial markets, governmental action or monetary policy. For example, among other risks, changes in prevailing interest rates or market conditions have led, and were they to persist or occur in the future could further lead, to decreases in our NII or to portfolio management decisions resulting in reductions in our capital or liquidity ratios;
•Our business activities expose us to interest rate risk;
•We assume significant credit risk of counterparties, who may also have substantial financial dependencies on other financial institutions, and these credit exposures and concentrations could expose us to financial loss;
•Our fee revenue represents a significant portion of our revenue and is subject to and may decline based on, among other factors, market and currency declines, investment activities and preferences of our clients and their business mix, as well as the timing of new business onboarding;
•If we are unable to effectively manage our capital and liquidity, our financial condition, capital ratios, results of operations and business prospects could be adversely affected;
•We may need to raise additional capital or debt in the future, which may not be available to us or may only be available on unfavorable terms;
•If we experience a downgrade in our credit ratings, or an actual or perceived reduction in our financial strength, our borrowing and capital costs, liquidity and reputation could be adversely affected;
•Our business and capital-related activities, including common share repurchases, may be adversely affected by regulatory requirements and considerations, including capital, credit and liquidity;
•We face extensive and changing government regulation and supervision in the U.S. and non-U.S. jurisdictions in which we operate, which may increase our costs and compliance risks and may affect our business activities and strategies;
•Our businesses may be adversely affected by government enforcement and litigation;
•Our businesses may be adversely affected by increased and conflicting political, regulatory and client scrutiny of investment management, stewardship and sustainable investment strategies and services offered;

•Any misappropriation of the confidential information we possess could have an adverse impact on our business and could subject us to regulatory actions, litigation and other adverse effects;
•Our calculations of risk exposures, total RWA and capital ratios depend on data inputs, formulae, models, correlations and assumptions that are subject to change, which could materially impact our risk exposures, our total RWA and our capital ratios from period to period;
•Changes in accounting standards may adversely affect our consolidated results of operations and financial condition;
•Changes in tax laws, rules or regulations, challenges to our tax positions and changes in the composition of our pre-tax earnings may increase our effective tax rate;
•We could face liabilities for withholding and other non-income taxes, including in connection with our services to clients, as a result of tax authority examinations;
•Our businesses may be negatively affected by adverse publicity or other reputational harm;
•Shifting and maintaining operational activities to non-U.S. jurisdictions, changing our operating model, and outsourcing to, or insourcing from, third parties expose us to increased operational risk, geopolitical risk and reputational harm and may not result in expected cost savings or operational improvements;
•Attacks or unauthorized access to our or our business partners’ or clients’ information technology systems or facilities, such as cyber-attacks or other disruptions to our or their operations, could result in significant costs, reputational damage and impacts on our business activities;
•Long-term contracts and customizing service delivery for clients expose us to increased operational risk, pricing and performance risk;
•We may not be able to protect our intellectual property or may infringe upon the rights of third parties;
•The quantitative models we use to manage our business may contain errors that could adversely impact our business, financial condition, operating results and regulatory compliance, and lapses in disclosure controls and procedures or internal control over financial reporting could occur, any of which could result in material harm;
•Our reputation and business prospects may be damaged if investors in the collective investment pools we sponsor or manage incur substantial losses in these investment pools or are restricted in redeeming their interests in these investment pools;
•The impacts of global regulatory requirements and expectations, shifting client preferences, and disclosure requirements related to climate risks and sustainability standards could adversely affect us; and
•We may incur losses or face negative impacts on our business as a result of unforeseen events, including terrorist attacks, geopolitical events, acute or chronic physical risk events, including natural disasters, pandemics, global conflicts, or a banking crisis, which may have a negative impact on our business and operations.
Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2024 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this News Release should not be relied on as representing our expectations or beliefs as of any time subsequent to the time this News Release is first issued, and we do not undertake efforts to revise those forward-looking statements to reflect events after that time.